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                                                                    EXHIBIT 10.6

Re:   2005 Senior Management Incentive Plan

Dear ____:

Congratulations! You have been approved by the Management Development/ Compensation Committee of the Board of Directors ("Committee"), to participate in the Allied Waste 2005 Senior Management Incentive Plan ("Senior MIP") for the 2005 calendar year.

The Senior MIP is described in the enclosed Summary. A copy of the Plan is available from the Company upon request.

In short, the Senior MIP provides you with an opportunity to earn an incentive based on the achievement of predetermined performance goals during 2005.

The Senior MIP is part of your total compensation package, including your base salary, the Long-Term Incentive Plan ("LTIP"), and stock-based grants.

Your individual target award and the performance goals established for the Senior MIP for 2005 are specified in the enclosed Schedule. Any annual incentive earned under the Senior MIP will be paid in early 2006, following the certification of the achievement of the performance goals by the Committee, provided that your are employed by the Company on the payment date

                                    * * * * *

Please feel free to contact me directly, at (480) 627-_____, if you have any questions.

Sincerely,

_______________